EXHIBIT 10.4

55 East Camperdown Way Post Office Box 1028 Greenville, SC 29602-1028 Phone: 864/282-9483 Fax: 864/282-9594

JIM T. WRIGHT
Executive Vice President — Human Resources
Corrected
October 15, 2007
Mr. William G. Harvey
1 Rugosa Way
Greer, SC 29650
Re: Bonus Award
Dear Bill:
In recognition of your hard work in anticipation of the closing of the merger with Abitibi-Consolidated Inc., I am pleased to award you a bonus in the amount of $174,000, contingent upon the closing of the merger. The pre-merger activities have been more complex and taken more time than originally anticipated and thus required greater effort on your part.
The bonus amount will be paid to you as soon as practicable after the closing, subject to all applicable withholding obligations.
Again, thank you for your efforts during this stressful time.
Sincerely,

/s/ James T. Wright
James T. Wright
Executive Vice President — Human Resources